For Immediate Release

Contact:
Jiangbo Pharmaceuticals, Inc.
Mr. Jin Linxian, CEO
Phone: +86 (535) 728-2397
E-mail:jinlinxian@jiangbo.com
http://www.jiangbopharma.com

Jiangbo Pharmaceuticals Announces Receipt of NASDAQ Delisting Notice

Laiyang, China, August 1, 2011 – Jiangbo Pharmaceuticals, Inc. (Nasdaq: JGBO) (“Jiangbo” or the “Company”), a pharmaceutical company with its principal operations in the People's Republic of China (“China”), today announced that it has received a letter dated July 26, 2011 from The NASDAQ Stock Market LLC (“Nasdaq”), stating that continued listing of the Company’s securities on Nasdaq is no longer warranted.

Nasdaq staff members have determined to delist the Company’s securities based on: (1) public interest concerns under Nasdaq Listing Rule 5101 regarding efforts of the Company and its Chairman to obstruct an independent internal investigation authorized by the Audit Committee and the failure to allow the Audit Committee to fulfill its responsibilities and duties; (2) the Company’s failure to comply with Listing Rule 5605(c)(3) and IM-5605-5 as well as the statutory responsibilities and authority of the Company’s Audit Committee, set forth in Section 10A(m)(2) of the Securities Exchange Act of 1934; and (3) the Company’s failure to comply with the Audit Committee composition requirements of Listing Rule 5605(c)(2)(A).

Unless the Nasdaq’s determination is appealed, the Company expects that trading of its common stock will be suspended at the opening of business on August 4, 2011, and a Form 25-NSE will be filed with the Securities and Exchange Commission (the “SEC”), which will remove the Company’s securities from listing and registration on Nasdaq.  The Company has decided to focus on addressing current issues facing the Company and its business and will not appeal Nasdaq's determination.  The Company hopes, but does not guarantee, that its shares will be eligible for quotation over the counter market following delisting from Nasdaq. The Company’s common stock will not be eligible for quotation on the over the counter market until at least one market maker agrees to file the appropriate application with Financial Industry Regulatory Authority (“FINRA”) and such application is accepted by FINRA.  Trading in the Company's stock has been halted by Nasdaq since May 31, 2011.

About Jiangbo Pharmaceuticals, Inc.

Jiangbo is engaged in the research, development, production, marketing and sales of pharmaceutical products in China. The Company’s operations are located in Eastern China in an Economic Development Zone in Laiyang City, Shandong Province. Jiangbo produces both western and Chinese herbal-based medical drugs in tablet, capsule, granule, syrup and electuary (sticky syrup) form. For additional information, please visit the Company’s website (www.jiangbopharma.com).

Safe Harbor Statement

Certain statements in this press release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause the Company's actual results and financial position to differ materially from those included within the forward-looking statements. Forward-looking statements involve risks and uncertainties, including those relating to the illiquidity of the common stock of the Company.. Actual results may differ materially from predicted results, and reported results should not be considered as an indication of future performance. More information about the potential factors that could affect the Company's business and financial results is included in the Company's filings, available via the United States Securities and Exchange Commission.

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